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Exhibit 99

FIRST AMERICAN CAPITAL CORPORATION LETTERHEAD


Memorandum for First American Capital Shareholders


Subject:  Status of Annual Meeting Elections

From:	  Harland E. Priddle, Chairman

Date:	  June 16, 2003

As you are aware, First American Capital Corporation shareholders were asked to choose between two different slates of director nominees at the company's June 2, 2003 Annual Meeting - the slate advanced by First American and an alternate slate proposed by our former management and Citizens, Inc., an insurance holding company from Austin, Texas.

The following is a brief update on the status of the election and company:

Prior to the Annual Meeting, the Kansas Insurance Department objected to the voting of the proxies gathered by the Citizens Group at the Annual Meeting as being in violation of Kansas insurance laws.

Subsequently, the Citizens Group obtained a court order from the Shawnee County, Kansas District Court on May 31, 2003 prohibiting First American from certifying any final results of the Annual Meeting election or seating any new members on the Board of Directors as a result of the election, until further order of the court.

The Annual Meeting did take place, as directed by the court, on June 2, 2003 as scheduled. At that time, all ballots and proxies, other than the proxies gathered by the Citizens Group, were voted.

The proxies gathered by the Citizens Group were not voted or counted at the Annual Meeting but were, instead, delivered to the court and remain in the court's custody and control, until their voting status is determined.

A final determination on the objection of the Kansas Insurance Department to the voting of the Citizens Group proxies could take sixty days or more to resolve.

Pending a final resolution of this dispute, the Board of Directors, as comprised prior to the election, remains in place. Management continues to be focused on growing shareholder value and in developing products that best suit the needs of our current and future policyholders.

Policies that are in force with First American are unaffected by this election. They are protected, legal documents and will remain in force - as written - no matter which slate of directors is elected.

First American remains financially strong. As reflected in our Annual Report, we have approximately $18.7 million in assets, $11 million in investments, and $2.8 million in capital and surplus.

We look forward to finalizing this process as soon as possible and moving forward. We appreciate your support, and we pledge to you our very best efforts to continue the company's growth by providing excellent products for our clients.